Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES AUTHORIZATION
FOR STOCK REPURCHASES

STAMFORD, CT, March 4, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging for consumer goods products, announced today that its Board of Directors has authorized the Company to repurchase up to an aggregate of $300 million of its common stock through December 31, 2026.

“This authorization replaces our prior similar authorization which had expired at the end of 2021 and will allow us to repurchase common stock from time to time through December 31, 2026,” said Adam Greenlee, President and CEO. “As in the past, we maintain a disciplined approach to capital deployment with a priority towards growth investments for the Company,” concluded Mr. Greenlee.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

SILGAN HOLDINGS
March 4, 2022

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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